EXHIBIT 11

                         OXFORD INDUSTRIES, INC.
                     COMPUTATION OF PER SHARE EARNINGS
              SIX MONTHS AND QUARTERS ENDED DECEMBER 2, 1994
                           AND NOVEMBER 26, 1993
                                (UNAUDITED)


                          Six Months Ended               Quarter Ended
                       December 2,   November 26,  December 2,   November 26,
                          1994           1993           1994           1993
Net Earnings          $10,923,000    $9,811,000     $6,067,000     $5,829,000

Average Number of Shares
  Outstanding:

  Primary              8,842,996      8,763,105      8,834,288      8,775,967
  Fully diluted        8,847,507      8,784,420      8,842,878      8,783,006
  As reported*         8,655,613      8,592,722      8,665,610      8,581,494

Net Earnings per Common Share:

  Primary                  $1.24          $1.12          $0.69          $0.66
  Fully diluted            $1.23          $1.12          $0.69          $0.66
  As reported*             $1.26          $1.14          $0.70          $0.68

* Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.